Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital – Retail Centers of America, Inc.
Announces Formation of Special Committee, Amendment to Proxy Statement and Resolution of Derivative Litigation

NEW YORK, June 8, 2016 -- American Realty Capital – Retail Centers of America, Inc. (the “Company”), a publicly registered, non-traded real estate investment trust, today announced that the board of directors of the Company (the “Board of Directors”) had previously established a special committee comprised entirely of its independent directors (the “Special Committee”) in response to its receipt of an unsolicited proposal (the “Proposal”) from American Finance Trust, Inc., a publicly registered, non-traded real estate investment trust that is sponsored by an affiliate of the Company’s sponsor (“AFIN”), relating to a potential strategic transaction with AFIN (the “Proposed Transaction”). The Special Committee was established in order to consider, review and evaluate the Proposal and, if deemed appropriate, to negotiate the terms of the Proposed Transaction. The Special Committee has not undertaken, and is not authorized to undertake, a broader review of the Company’s strategic alternatives other than in connection with the Proposal or any potential conflicts of interest that may arise out of or result from the Proposal.

In connection with its review of the Proposal, the Special Committee has engaged BMO Capital Markets Corp. to act as its exclusive financial advisor and has retained Arnold & Porter LLP as its special legal counsel.

The Special Committee has engaged in discussions with a special committee formed by AFIN and its financial advisors and counsel in response to the Proposed Transaction. These discussions have progressed since receipt of the Proposal but have not resulted in a definitive agreement. The Special Committee has not made a decision whether to recommend to the Board of Directors that the Company enter into the Proposed Transaction, and there can be no assurances that such preliminary discussions or the Special Committee’s review of the Proposal will result in any such transaction.

On April 29, 2016, the Company filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) in connection with its upcoming 2016 Annual Meeting of Stockholders scheduled for June 29, 2016 (the “Annual Meeting”). Among other things, the Proxy Statement contained proposals soliciting the approval of certain amendments to the Company’s articles of incorporation (the “Charter”), which were intended to cause the Charter to be more consistent with the charters of publicly-traded REITs and provide the Company with enhanced flexibility to pursue various ways to provide liquidity to its stockholders and to engage in other transactions that may be beneficial to the Company and its stockholders.

On May 26, 2016, a derivative suit was brought against the Board of Directors seeking an injunction of the stockholder vote at the Annual Meeting unless and until the Company addressed certain alleged misstatements and/or deficiencies in the Proxy Statement relating to the proposed amendments to the Charter (the “Derivative Litigation”). The Derivative Litigation followed disclosures in the press regarding a potential transaction.

In light of the continued evaluation of the Proposal by the Special Committee and its advisors, the discussions between the Special Committee and the special committee of AFIN regarding the Proposal, and taking into account, among other things, the Derivative Litigation, the Company has determined to withdraw certain of the proposed amendments to the Charter (the “Withdrawn Charter Amendment Proposals”) from the agenda for the Annual Meeting and the Proxy Statement. Accordingly, the Company has filed a supplement to Proxy Statement on June 8, 2016.

The Board of Directors has entered into a memorandum of understanding (the “MOU”) to settle the Derivative Litigation. Pursuant to the MOU, the Company will withdraw the Withdrawn Charter Amendment Proposals and the case will be stayed pending approval by the court of a definitive settlement agreement, after which the case will be dismissed with prejudice. The defendants in the lawsuit have denied, and continue to deny, all allegations of wrongdoing.

If discussions between the Special Committee and the special committee of AFIN result in a definitive agreement, the Company may seek separate approval of one or more of the Withdrawn Charter Amendment Proposals in connection with seeking stockholder approval of any such transaction. As noted above, there is no assurance that the discussions will result in a definitive agreement or that any such transaction would be approved by the stockholders of the Company. If such an agreement is not concluded, the Company may also propose one or both of the Withdrawn Charter Amendment Proposals for approval at a later meeting of its stockholders. In any case, the Company does not intend to comment on or disclose any further developments regarding the Proposal or the Proposed Transaction unless and until it determines that further disclosure is appropriate or required based on the then-current facts and circumstances.

About the Company

The Company is a publicly registered, non-traded real estate investment trust formed to acquire and own anchored, stabilized core retail properties for investment purposes, including power centers and lifestyle centers, which are located in the United States. For more information about the Company, please visit our website at www.retailcentersofamerica.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com Ph: (484) 342-3600	Matthew Furbish Director Investor Relations mfurbish@ar-global.com Ph: (212) 415-6500